Exhibit 16.1


December 15, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by OrganiTECH U.S.A. INC. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of the Form 8-K/A, as part of OrganiTECH's Form 8-K/A report dated December 15, 2005. We agree with the statements concerning our Firm in such Form 8-K/A. However, we make no comment whatsoever regarding the current status of the material weaknesses disclosed in Item 8A, Controls and Procedures, of its Annual Report on Form 10-KSB/A for the year ended December 31, 2003, which were identified as the company had 1) limited resources and manpower in the finance department and 2) inadequate controls in the financial reporting process. In addition, we make no comment on the current status of any remedial actions related to such material weaknesses.


Very truly yours,

/s/ Amper, Politziner & Mattia, P.C.